Exhibit 4(b)

SUPERIOR ESSEX HOLDING CORP.

CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General
Corporation Law)

The undersigned, an authorized officer of Superior Essex Holding Corp., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 303 of the DGCL and pursuant to the Amended Joint Plan of Reorganization of Superior Telecom Inc. and certain of its wholly-owned subsidiaries under Chapter 11 of the United States Code, as filed in the United States Bankruptcy Court for the District of Delaware (the “Plan”), the following resolution was duly adopted by the Corporation on November 7, 2003:

RESOLVED, that a series of preferred stock, par value $1.00 per share (“Par Value”), of the Corporation is hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the preferred stock of all classes and series) are as follows:

SERIES A CUMULATIVE
PREFERRED STOCK

Section 1.             Designation and Amount; Stated Capital.  The shares of such series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting the Series A Preferred Stock shall be 6,000,000.  The amount to be represented in stated capital at all times for each share of Series A Preferred Stock shall be $1.00.

Section 2.                                            Rank.  With respect to dividend and redemption rights and rights on liquidation, winding-up and dissolution, the Series A Preferred Stock will rank:  (i) senior to the Common Stock, par value $.01 per share (the “Common Stock”), all other classes of common stock (collectively referred to as “Junior Stock”) of the Corporation established hereafter by the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred Stock; (ii) on a parity with each other class or series of preferred stock of the Corporation established hereafter by the board, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend and redemption rights and rights on liquidation, windup and dissolution of the Corporation (collectively referred to as “Parity Stock”); and (iii) junior to each other class or series of preferred stock of the Corporation established hereafter by the Board, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend and redemption rights or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Senior Stock”).  All claims of the holders of the Series A Preferred Stock, including claims with respect to dividend payments, redemption payments, mandatory repurchase payments or rights upon liquidation, winding-up or dissolution, shall rank junior to the claims of the holders of any funded debt of the Corporation and all other creditors of the Corporation.

Section 3.  Dividends and Distributions.

(a)                                  The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at the rate of 9.5% per annum per share, and no more, which shall accrue without interest from the date of issuance of such share and shall be payable semi-annually on May 1 and November 1 of each year prior to the Mandatory Redemption Date (as hereinafter defined) beginning May 1, 2004 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) (each a “Dividend Payment Date”), to the holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 nor less than 10 days preceding the Dividend Payment Date for such dividends, as shall be fixed by the Board. Notwithstanding the foregoing sentence, if on any Dividend Payment Date during the first year of issuance of Series A Preferred Stock (i.e. May 1, 2004 or November 1, 2004), Superior LLC (as hereinafter defined) issues payment-in-kind notes in lieu of cash interest on the Senior Notes (as hereinafter defined) in accordance with the terms thereof, then the Corporation shall issue, in lieu of cash dividends, additional shares of Series A Preferred Stock (or fractions thereof) in respect of each share of Series A Preferred Stock determined by dividing (i) the amount of such dividend then due in respect of each share of Series A Preferred Stock by (ii) the Par Value.  The amount of dividends payable per share of Series A Preferred Stock for each semi-annual dividend period shall be computed by dividing the annual dividend amount by two.  The amount of dividends payable for the initial dividend period and any period shorter than a six month dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. All dividends paid with respect to shares of Series A Preferred Stock shall be paid pro rata to the holders entitled thereto.  Dividends on the Series A Preferred Stock shall accrue and be cumulative (whether or not declared and whether or not funds are legally available for the payment thereof) from the date of issuance of such stock.

(b)                                 (i)  So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the holders of a majority of the shares of outstanding Series A Preferred Stock, make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock, whether directly or indirectly, and whether in cash, obligations or shares of capital stock of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Stock to holders of Junior Stock).

(ii)                                  So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock.

(iii)                               The Corporation shall not declare, pay or set apart for payment any dividend or make any distribution or payment on any Junior Stock or Parity Stock, whether directly or indirectly and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Stock), unless prior to or at the time of such declaration, payment, setting apart for payment or distribution, as the case may be, the Corporation shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

(iv)                              So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Stock, or any warrants, rights, calls or options exercisable for or convertible into any Parity Stock, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than payments solely of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Stock, or any warrants, rights, calls or options exercisable for or convertible into any Parity Stock, unless prior to or at the time of such payment or setting apart for payment, the Corporation shall have repurchased, redeemed or retired shares of Series A Preferred Stock on a pro rata basis, in proportion to the respective Liquidation Preferences (as defined in the applicable Certificate of Designations) of the Series A Preferred Stock and the Parity Stock as to which such sinking fund or similar fund payment, or such purchase, redemption or retirement, is being effected.

(v)                                 Notwithstanding anything to the contrary in this Section 3, the Corporation may at any time and from time to time declare and pay or cause to be paid dividends or make other distributions to Superior Essex Inc. or any successor thereto in such amounts sufficient to pay all costs and expenses in connection with Superior Essex Inc. (or such successor) being a publicly traded company (including, without limitation, fees and expenses of the directors thereof, professionals and regulatory compliance) at such times as shall be determined by the Board of Directors.

(c)                                  If at any time any dividend on any Senior Stock shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series A Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Stock shall have been paid or declared and set apart for payment, without interest.

(d)                                 Except as set forth in the last sentence of Section 3(b)(iii) above, whenever dividends on the Series A Preferred Stock are in arrears, the Corporation shall not declare dividends on or make any other distribution in respect of any Parity Stock, except dividends paid on a pro rata basis on the Series A Preferred Stock and all other capital stock ranking on a parity as to dividends and on which dividends are payable in arrears, in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series A Preferred Stock and such other series of capital stock.  Any reference to “distribution” contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 4.  Liquidation Preference.  In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, a sum equal to (i) the Par Value per share and (ii) an amount in cash equal to the dividends accrued and unpaid thereon (whether or not declared) to the date of such final distribution to such holders.  After the liquidation preferences of the Senior Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and any Parity Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts).  After payment in full of the liquidation preference as provided in this Section 4, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation.  Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

Section 5.  Redemption; No Sinking Fund.

(a)                                  Except as provided in this Section 5 and in Section 6, the Corporation may not redeem the Series A Preferred Stock and the shares of Series A Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

(b)                                 Prior to the tenth anniversary hereof (the “Mandatory Redemption Date”) the Corporation may redeem for cash all or any portion of the shares of Series A Preferred Stock then outstanding.  Any Series A Preferred Stock that shall remain outstanding on the Mandatory Redemption Date shall be redeemed on or as of such date as hereinafter provided. Notwithstanding anything in this Section 5(b) to the contrary, the Corporation shall only effect any such redemption to the extent of funds legally available therefor and subject to the prior payment in full of all other obligations (other than with respect to Junior Stock and Parity Stock) that are then due or become due as a result of such redemption.

(c)                                  In the event of a Change of Control (as hereinafter defined) the Corporation shall redeem the Series A Preferred Stock in accordance with the provisions of Sections 5(f) and 6.

(d)                                 Not more than 60 nor less than 30 days prior to any redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown on the books of the Corporation.  Each such notice of redemption shall specify the date fixed for redemption which shall be no later than 30 days following such notice, the place or places of payment, that payment in an amount equal to the sum of (i) the Par Value and (ii) the accrued and unpaid dividends to the date fixed for redemption (collectively, the “Redemption Price”) of each share of Series A Preferred Stock to be so redeemed will be made upon presentation and surrender of each such share of Series A Preferred Stock to be so redeemed, and that on and after the redemption date, dividends will cease to accrue on all such shares to be so redeemed.

(e)                                  Any notice which is mailed as herein provided shall be deemed to have been duly given, to any holder of the Series A Preferred Stock upon receipt by such holder of such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.  On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate (or certificates) evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price.  If fewer than all the shares represented by any such surrendered certificate (or certificates) are redeemed, a new certificate shall be issued representing the unredeemed shares.

(f)                                    On and after each date fixed for redemption under Section 5(b) or 6(a) notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be holders with respect to such redeemed shares, and all rights whatsoever with respect to such shares so called for redemption (except the right of the holders to receive the Redemption Price, without interest, upon surrender of their certificates therefor) shall terminate.  Any monies deposited by the Corporation pursuant to the foregoing provision and unclaimed at the end of one year from the date fixed for redemption shall, to the extent permitted by law, be returned to the Corporation, after which the holders of shares of Series A Preferred Stock so called for redemption shall look only to the Corporation for the payment thereof.  In the case of the redemption of less than all of the then outstanding shares of Series A Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board may determine, the shares to be redeemed, or shall effect such redemption pro rata.

(g)                                 If at any time the Corporation does not pay amounts sufficient to redeem all Series A Preferred Stock required to be redeemed by the Corporation on the Mandatory Redemption Date or the Change of Control Redemption Date (as defined in Section 6(a)), then such funds which are paid shall be applied to redeem such shares of Series A Preferred Stock as the Corporation may select pro rata or by lot or in such other manner as the Board of Directors may determine.

Section 6.                                            Redemption upon Change of Control.

(a)                                  In the event of a Change of Control, the Corporation will, to the extent of funds legally available therefor and subject to the prior payment in full of all other obligations (with respect to Senior Stock) that are then due or become due as a result of such Change of Control, redeem (the “Change of Control Redemption”) all of the then outstanding shares of Series A Preferred Stock in an amount equal to the Redemption Price.  At least 30 days prior to the occurence of any Change of Control, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock, addressed to such holders at their last addresses as shown on the books of the Corporation.  Such notice shall state:  (A) that a Change of Control shall occur and that the Corporation shall redeem all of their shares of Series A Preferred Stock at a purchase price in cash equal to the Redemption Price on the date specified in such notice as the date of redemption (the “Change of Control Redemption Date”), which date shall be the date of the closing of the transaction that constitutes a Change of Control; (B) that payment will be made upon presentation and surrender of the shares of Series A Preferred Stock; and (C) that on and after the Change of Control Redemption Date, dividends will cease to accrue on such shares so redeemed.

(b)                                 Any notice of a Change of Control Redemption which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series A Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.  On or within 20 business days after the Change of Control Redemption Date, as stated in such notice of a Change of Control Redemption, each holder of shares of Series A Preferred Stock shall surrender the certificate (or certificates) evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price.

(c)                                  As used herein, the following terms shall have the following meanings:

(i)                                     “Affiliate” of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 30% or more of the voting securities of the Corporation shall be deemed to be control solely for purposes of this Certificate of Designation of Series A Preferred Stock.

(ii)                                  “Change of Control” means the occurrence of one or more of the following events at any time following the issuance of the Series A Preferred Stock: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Superior LLC to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates of such person or Group (which may include any holders of Senior Notes) thereof; (ii) the approval by the holders of voting securities of Superior Essex Inc. (as hereinafter defined) of any plan or proposal for the liquidation or dissolution of Superior Essex Inc.; (iii) any holder of Senior Notes becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than (A) 50% of the aggregate ordinary voting power represented by the issued and outstanding voting securities of Superior Essex Inc. or (B) 50% of the aggregate ordinary voting power represented by the issued and outstanding voting stock of Superior LLC (other than the Corporation); (iv) any other Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than (A) 50% of aggregate ordinary voting power represented by the issued and outstanding voting securities of Superior Essex Inc. or (B) 50% of the aggregate ordinary voting power represented by the issued and outstanding voting stock of Superior LLC (other than the Corporation); or (v) the first day within any two-year period on which a majority of the members of the Board of Directors of Superior Essex Inc. or Superior LLC are not Continuing Directors.

(iii)                               “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Superior Essex Inc. or Superior LLC, as the case may be, who (i) was a member of such Board of Directors on the effective date of the Plan or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the directors who were members of such Board of Directors at the time of such nomination or election.

(iv)                              “Person” or “person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

(v)                                 “Senior Notes” mean collectively the promissory notes issued pursuant to that certain Indenture dated as of the effective date of the Plan, among Superior LLC, a, as Issuer, Superior Essex Inc., a Delaware limited liability company, the guarantors and Bank of New York, a New York banking corporation, as trustee.

(vi)                              “Superior Essex Inc.” means Superior Essex Inc., a Delaware corporation and parent company of the Corporation.

(vii)                         “Superior LLC” means Superior Essex Communications LLC, a Delaware limited liability company and wholly owned subsidiary of the Corporation.

Section 7.                                            Voting Rights.

(a)                                  Each share of Series A Preferred Stock issued and outstanding shall have one vote.  The holders of Series A Preferred Stock and the holders of Common Stock shall vote together as a single class upon all matters submitted to stockholders for a vote; provided, however, that holders of Series A Preferred Stock shall not be entitled to vote generally for directors of the Corporation other than pursuant to Section 7(b) below.

(b)                                 Notwithstanding anything to the contrary contained herein, if the Corporation shall fail to make all or any portion of the dividend payments then due to be paid for six consecutive Dividend Payment Dates (the “Triggering Date”), then the holders of a majority of the shares of Series A Preferred Stock, voting together as a single class, shall have the right to elect one director of the Corporation for each term succeeding the Triggering Date until the Corporation has fully paid all cumulative and unpaid dividends in respect of the Series A Preferred Stock.

(c)                                  Unless otherwise provided by law, the vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock shall be necessary for effecting or validating the following actions:

i.                                          any amendment, alteration or change to the rights, preferences, privileges or powers of Series A Preferred Stock in any manner that adversely affects the holders of the shares of such series generally;

ii.                                       any increase or decrease in the total number of authorized or, except as otherwise expressly provided for herein, issued shares of Series A Preferred Stock;

iii.                                    any redemption, acquisition or other purchase of any share of Common Stock or Preferred Stock of the Corporation, unless, in the case of any Preferred Stock, such redemption, acquisition or purchase is required by the terms of such Preferred Stock; or

iv.                                   any arrangement or contract to do any of the foregoing.

IN WITNESS WHEREOF, Superior Essex Holding Corp. has caused this certificate to be signed by a duly authorized officer this 7th day of November, 2003.

SUPERIOR ESSEX HOLDING CORP.

By:	/s/ David S. Aldridge
Name: David S. Aldridge
Title: Vice President